Exhibit EX-99.77K

On January 14, 2014, the Board of Trustees of Fidelity Select Portfolios (1940 Act SEC File No. 811-03114 and 1933 Act File No. 2-69972) determined not to retain PricewaterhouseCoopers LLP as the independent accountants for Fidelity Real Estate Investment Portfolio and Fidelity International Real Estate Fund (collectively the "funds") for the 2014 fiscal period. This action was approved by the funds' audit committee on January 13, 2014. PricewaterhouseCoopers LLP's reports on the funds' financial statements for the two most recent fiscal years ended July 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the funds' two most recent fiscal years ended July 31, 2013 and 2012, and through January 14, 2014, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years. During the funds' two most recent fiscal years ended July 31, 2013 and 2012, and through January 14, 2014, there have been no reportable events (as defined in Regulation S-K item 304(a)(1)(v)) with PricewaterhouseCoopers LLP. A copy of a letter from PricewaterhouseCoopers concerning their agreement with these statements is attached as exhibit EX-99.77K to this item 77K.

On January 13, 2014, the funds' Audit Committee approved Deloitte & Touche LLP as the funds' independent accountants for the 2014 fiscal period and the Board of Trustees approved the appointment on January 14, 2014.

September 29, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Fidelity Funds Listed in Appendix A (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Sub-Item 77K of Form N-SAR of Fidelity Select Portfolios for the period ending January 31, 2014. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers LLP

Appendix A
Fund Registrant
Fidelity Real Estate Investment Portfolio Fidelity Select Portfolios
Fidelity International Real Estate Fund Fidelity Select Portfolios